Exhibit 15.1

August 10, 2015
The Shareholders and Board of Directors of
Landmark Apartment Trust, Inc.
We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-173104) of Landmark Apartment Trust, Inc. for the registration of 10,000,000 shares of its common stock of our reports dated May 15, 2015 and August 10, 2015 relating to the unaudited condensed consolidated interim financial statements of Landmark Apartment Trust, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2015 and June 30, 2015.
/s/ Ernst & Young LLP
Certified Public Accountants

Tampa, Florida

August 10, 2015